EXHIBIT 10.78

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of October 19, 2010, and is made by and between Avatar Holdings Inc. (the “Company”), and Jon Donnell (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer, and Executive desires to be so employed, on the terms and conditions set forth herein.

NOW, THEREFORE, Executive and the Company hereby agree as follows:

1.             Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive as its Chief Executive Officer as of November 15, 2010 (the “Start Date”), and Executive hereby accepts employment with the Company as of such date.

2.             Term; Position and Responsibilities.

(a)            Term. The Company shall employ Executive hereunder for a term commencing as of the Start Date and ending on December 31, 2012 (the “Initial Term”). The term of Executive’s employment under this Agreement will automatically renew on January 1 of each year following the Initial Term for additional one-year terms (each, a “Renewal Term”). The Initial Term and all Renewal Terms are collectively referred to as the “Term,” and the Term shall continue as described in the preceding sentences unless (i) the Company or Executive gives written notice of non-renewal to the other at least 90 days before the expiration of the Initial Term or any Renewal Term or (ii) Executive’s employment is terminated as herein provided.

(b)            Position and Responsibilities. During the Term, Executive shall serve as Chief Executive Officer of the Company. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s position as the Board of Directors of the Company (the “Board”) specifies from time to time. Executive shall devote all of his skill, knowledge and business time to the performance of such duties and responsibilities, except for time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive is (i) a member of the Board of Directors of Las Vegas Land Holdings, LLC, and (ii) a principal in The Monticello Group, LLC (“TMG”), and further acknowledges and agrees that (x) Executive will continue to have limited business activities with respect to TMG until his existing obligations are fulfilled, and (y) neither such board membership nor such limited business activities shall be a violation of this Agreement. In the event Executive seeks to become a member of the board of directors of, or affiliated with, any other entity, he shall submit a request in writing (including via e-mail) to the Board seeking its consent (which consent shall not be unreasonably withheld or delayed).

3.             Compensation.

(a)            Base Salary. During the Term, the Company shall pay Executive a base salary of $500,000, which shall be paid in periodic installments on the Company’s regular payroll dates (“Base Salary”).

(b)            Annual Target Bonus. For each fiscal year of the Company that ends during the Term, Executive shall be eligible to receive a bonus, which shall be targeted at 100% of Base Salary (the “Target Bonus”). The actual amount of Executive’s bonus, as determined under this Section 3(b), shall depend upon the level of “Performance Targets” achieved by the Company. “Performance Targets” means the objective performance goals (which determine 75% of the bonus) and subjective performance goals (which determine 25% of the bonus) that are established by the Compensation Committee of the Board, and are approved by the Board, on or before the end of the first quarter of the calendar year to which such Performance Targets relate. With respect to the determination of the bonus under this Section 3(b): (i) if 100% of the Performance Targets are achieved in a given year, Executive will be paid a bonus equal to the Target Bonus; (ii) if the Company’s achievement of the objective performance goals for the applicable year is greater than or less than 100% of the objective portion of the Performance Targets, the portion of the bonus determined by reference to such objective performance goals shall be calculated by mathematical interpolation (provided, however, that the Compensation Committee may determine a maximum level of objective performance goals, above which no additional bonus will be paid, and a mimum level of objective performance goals, below which no portion of the bonus attributable to objective performance goals will be paid); and (iii) the portion of the bonus determined by reference to the subjective performance goals shall be determined by the Compensation Committee and approved by the Board in its sole discretion. Any bonus that becomes payable pursuant to this Section 3(b) (“Bonus”) shall be paid to Executive as soon as reasonably practicable following the determination of whether the Performance Targets for the applicable fiscal year have been achieved and its calculation of the Bonus for such applicable fiscal year. Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, Executive shall be eligible to receive any such Bonus only if Executive is employed on the date bonuses are paid to employees of the Company generally. For calendar year 2010, Executive’s Bonus shall be guaranteed (the “2010 Guaranteed Bonus”) and shall be an amount equal to the Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive is employed in 2010 and the denominator of which shall equal 365.

4.             Equity.

(a)            Grant of Restricted Stock. Effective as of the Start Date, the Company shall grant to Executive an award of 310,000 restricted shares (the “Restricted Stock Award”) of the Company’s common stock (“Common Stock”), subject to the approval of the Board and such other approvals as the Board may deem necessary or required for such grant. The Restricted Stock Award shall be governed by the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement) (the “CAP Plan”), the award agreement that Executive and the Company shall enter into as of the Grant Date (the “Award Agreement”), this Section 4, and Section 7(f) below. The Restricted Stock Award shall vest as follows:

(i)             seventy thousand (70,000) shares (the “Time-Based Award”) shall vest, and all restrictions on such vested shares shall lapse, as follows: (A) 10,000 shares on December 31, 2010; (B) 15,000 shares on December 31, 2011; (C) 15,000 shares on December 31, 2012; (D) 15,000 shares on December 31, 2013; and (E) 15,000 shares on December 31, 2014, so long as, in each case, Executive remains continuously employed through each applicable December 31; and

(ii)           two hundred forty thousand (240,000) shares (the “Performance-Based Award”) shall vest, and all restrictions on such vested shares shall lapse, as follows: (A) 20% will vest on the December 31 of the year in which the Company’s share price equals or exceeds $25 for 20 trading days out of any consecutive 30-day period; (B) 20% will vest on the December 31 of the year in which the Company’s share price equals or exceeds $30 for 20 trading days out of any consecutive 30-day period; (C) 30% will vest on the December 31 of the year in which the Company’s share price equals or exceeds $35 for 20 trading days out of any consecutive 30-day period; and (D) 30% will vest on the December 31 of the year in which the Company’s share price equals or exceeds $40 for 20 trading days out of any consecutive 30-day period, so long as, in each case, Executive remains continuously employed through each applicable December 31; provided, however, that (x) with respect to the first two tranches of the Performance-Based Award (i.e., the awards described in clauses (A) and (B)), no portion shall vest beyond December 31, 2014; and (y) with respect to the second two tranches of the Performance-Based Award (i.e., the awards described in clauses (C) and (D)), no portion shall vest beyond December 31, 2015.

(b)            Minimum Shareholding. Executive shall be required at all times to hold a number of vested shares of Common Stock having a fair market value equal to or greater than three times his Base Salary (the “Minimum Shareholding Requirement”); provided, however, that the Minimum Shareholding Requirement shall not be in effect until the first time that Executive holds shares having such a fair market value (i.e., when a sufficient number of shares of the Restricted Stock Award have vested (together with any shares that he purchases) such that he owns shares having a fair market value equal to or greater than three times his Base Salary). Prior to exceeding the threshold, Executive may not sell or otherwise dispose of any shares of Common Stock, and any such sale or other disposition of his shares of Common Stock shall be null and void. In addition, once Executive is required to maintain the Minimum Shareholding Requirement, the portion of any sale or other disposition of his shares of Common Stock that would result in Executive falling below the Minimum Shareholding Requirement shall be null and void. Executive hereby acknowledges and agrees that he shall promptly execute any reasonable documentation required by the Company to establish that he is subject to the Shareholding Requirement. Notwithstanding anything to the contrary elsewhere, it shall not be a violation of this Section 4(b) for Executive to sell shares of Common Stock (including where the Company withholds a sufficient number of shares of Common Stock upon the vesting of any equity award) to pay any tax liability resulting from the vesting of any equity award, including but not limited to the Restricted Stock Award.

(c)            Change in Control. Notwithstanding anything to the contrary in the CAP Plan, in the event a Change in Control (as defined in the CAP Plan) occurs during the Term or within 120 days following the termination of Executive’s employment for any reason other than by the Company for Cause or by Executive without Good Reason (each as defined below), (i) the Time-Based Award shall vest in full as of the date of the Change in Control, and (ii) the Performance-Based Award shall vest as of the date of the Change in Control, but only to the extent the applicable provisions of Section 4(a)(ii) above were satisfied prior to, or in connection with, the Change in Control. The Company acknowledges and agrees that, for purposes of clause (ii) of this Section 4(c), if the purchase price per share of Common Stock (or the fair market value of a share of Common Stock, where a determination of the valuation of a share would be required) in connection with any Change in Control is equal to or greater than any of the prices set forth in the applicable provisions of Section 4(a)(ii) above, regardless whether such price has been maintained for the requisite time period prior to the Change in Control, then such applicable portions of the Performance-Based Award shall be deemed to have vested as of the date of such Change in Control.

5.             Employee Benefits. During the Term, Executive and his eligible dependents shall be entitled to participate in all employee benefit plans and arrangements for executive officers, on terms and conditions set forth in such programs and plans, as may be amended from time to time (the “Benefits Plans”). In addition, Executive shall receive a housing allowance equal to $7,500 per month commencing on the Start Date and ending on the first anniversary of the Start Date, and an automobile allowance in an amount to be determined by the Company, in consultation with Executive.

6.             Expenses; Vacation

(a)            Business Travel, Lodging, etc. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with the performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its employees as in effect from time to time.

(b)            Vacation. During the Term, Executive shall be entitled 20 business days of paid vacation days per calendar year, without carryover accumulation, which shall accrue in equal installments on a monthly basis.

7.             Termination of Employment

(a)            Termination Due to Death or Disability. Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company due to Executive’s Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of Executive’s duties under this Agreement for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period.

(b)            Termination by the Company. The Company may terminate Executive’s employment with or without Cause. For purposes of this Agreement, “Cause” shall mean Executive’s (i) failure to perform his material duties for the Company, which failure remains uncured for 30 days after he receives written notice from the Company demanding cure; (ii) willful misconduct or gross neglect in the performance of his duties, or willful failure to abide by good faith business-related instructions of the Board; (iii) breach of any material provision of this Agreement, which breach remains uncured for 30 days after he receives written notice from the Company demanding cure; (iv) conviction of, or entering a plea of guilty or nolo contendere to, (A) a felony or any misdemeanor or other crime involving fraud, embezzlement, theft, dishonesty or moral turpitude or (B) any crime, which conviction or plea results in a material adverse effect on the Company or any of its subsidiaries; (v) commission of fraud or embezzlement by against the Company; (vi) engaging in conduct which is materially injurious to the business or reputation of the Company, including but not limited to any violation of the Company’s material policies generally applicable to all executive officers (including but not limited to the Code of Conduct, Code of Ethics, policies relating to compliance with applicable securities laws, policies relating to conduct in the workplace (e.g., sexual harassment, etc.)).

(c)            Termination by Executive. Executive may terminate Executive’s employment with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) any material diminution in Executive’s Base Salary, Target Bonus, or duties and responsibilities; (ii) the removal of Executive from the Board; (iii)            the removal of Executive as Chief Executive Officer or (iv) a breach by the Company of any material provision of this Agreement; provided, however, that in order to terminate his employment for Good Reason based on any such event or events, Executive must (x) give notice to the Company within 60 days of the occurrence of the event giving rise to Good Reason, (y) provide the Company with 30 days to cure such event, and (z) terminate his employment within 30 days following the end of such cure period if the Company has not cured such event.

(d)            Notice of Termination. Any termination of Executive’s employment (other than in the event of Executive’s death) by one party shall be communicated by a written Notice of Termination addressed to the other party. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and, with respect to a notice given by the Company, the specific provisions of this Section 7 under which such termination is being effected.

(e)            Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by the Company for Cause, the date on which the Notice of Termination is given; and (iii) if Executive’s employment is terminated for any other reason, the date of termination set forth in the Notice of Termination (which shall not be more than 30 days after the date of such notice).

(f)            Payments Upon Certain Terminations.

(i)            Termination by the Company Without Cause or by Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause, by Executive with Good Reason, or by reason of the Company’s non-renewal of this Agreement (as set forth in Section 2(a) above), Executive shall be entitled to: (A) any accrued and unpaid Base Salary and vacation earned through the Date of Termination (the “Accrued Obligations”); (B) provided that Executive executes and delivers (and does not revoke) a general release of all claims against the Company in form and substance reasonably satisfactory to the Company (a “Release”), (x) an amount equal to two times Executive’s Base Salary, which shall be paid in equal installments on the Company’s regular payroll dates over the period commencing on the first payroll date following the effective date of the Release and ending on the date that is six months thereafter, and (y) continued coverage under the Benefits Plans for a number of months equal to the number of months between the Date of Termination and the end of the then-applicable Term (or, if longer, for 12 months), on terms and conditions set forth in such plans (as may be amended from time to time); and (C) provided that Executive executes and delivers (and does not revoke) the Release: (x) a number of shares of restricted stock subject to the Time-Based Award will vest as of the Date of Termination, such number to be equal to (I) the number of shares subject to the Time-Based Award that would have vested on December 31 of the year in which his termination occurs, multiplied by (II) a fraction, the numerator of which is equal to the number of days Executive worked in such year and and the denominator of which is 365; and (y) a number of shares of restricted stock subject to the Performance-Based Award will vest as of the Date of Termination, such number to be equal to the number of shares subject to the Performance-Based Award that would have vested on December 31 of the year in which his termination occurs (because some or all of the provisions of Section 4(a)(ii) above were satisfied prior to the termination of Executive’s employment).

(ii)            Termination For Any Other Reason. If Executive’s employment is terminated for any reason other than those specified in Section 7(f)(i), the Company shall pay Executive the Accrued Obligations.

(g)            Resignation Upon Termination. Effective as of any Date of Termination or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all positions then held by Executive with the Company and its affiliates unless otherwise requested by the Company.

8.             Restrictive Covenants

(a)            Unauthorized Disclosure. During the Term and following any termination thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in performance of Executive’s duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the Board, the Company, or any of its affiliates or to the management of the Company or any of its affiliates), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates; or (ii) that the Company or any of its affiliates may receive belonging to customers or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of Executive’s breach of this Section 8(a).

(b)            Non-Competition. During the period beginning on the date hereof and ending at on the date that is six months after the Date of Termination (the “Restriction Period”), Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the business of the Company or any of its affiliates within 100 miles of any jurisdiction in which the Company or any of its affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which Executive has knowledge at the time of Executive’s termination of employment; provided, however, that it shall not be a violation of this Section 8(b) if the Executive owns less than 5% (as a passive investment) in any public company.

(c)            Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations during the Term, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates at any time during the Term; or (ii) induce any employee of the Company or any of its affiliates to engage in any activity which Executive is prohibited from engaging in under any of this Section 8 or to terminate such employee’s employment with the Company or such affiliate.

(d)            Non-Solicitation of Business Relationships. During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company or any of its affiliates has commenced or made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of the Company or any of its affiliates at any time during the Term.

(e)            Nondisparagement. Executive agrees that he shall not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any of its affiliates or any of their personnel, nor shall he, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or any of its affiliates, or the reputation of the Company or any of its affiliates, in eith case except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement.

(f)            Return of Documents. In the event of the termination of Executive’s employment, Executive shall deliver to the Company (i) all property of the Company and any of its affiliates then in Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company and any of its affiliates, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(g)            Confidentiality of Agreement. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section 8(h) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.

(h)            Cooperation. Executive agrees that at all times following the termination of his employment, he will cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.

9.             Certain Acknowledgments; Injunctive Relief with Respect to Covenants; Company Non-Disparagement.

(a)            Certain Acknowledgements. Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of the Company and its affiliates, and has and will establish and develop relations and contacts with the principal business relationships of the Company and its affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company or such affiliates and that (i) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its affiliates; (ii) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

(b)            Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(c)            Nondisparagement. The Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing Executive in any way, nor shall it engage in any other conduct or make any other statement that could be reasonably expected to impair Executive’s goodwill or reputation, except to the extent required by law, and then only after consultation with Executive to the extent possible, or to enforce the terms of this Agreement.

10.           Tax Matters.

(a)            Tax Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

(b)            Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with section 409A of the Code and makes no undertaking to preclude section 409A of the Code from applying to any such payment.

(c)            Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company as a result of section 280G of the Code, then, to the extent necessary to make the maximum amount of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first; provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under section 4999 of the Code on such unreduced Total Payments).

11.           Entire Agreement. This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged herein and superseded hereby.

12.           General Provisions

(a)            Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 12(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)            Indemnification; D&O Insurance. Executive shall be indemnified and held harmless (including the advancement of attorneys’ fees) to the fullest extent permitted or authorized by the Company’s by-laws or other applicable plan, program, agreement or arrangement of the Company. The rights conferred in this Section 12(b) shall continue as to Executive even if he ceases to be a director or officer of the Company and shall inure to the benefit of Executor’s heirs, executors and administrators. The Company shall also provide Executive with coverage under its directors’ and officers’ liability insurance policy (or policies) to the same extent provided to its other senior executive officers generally.

(c)            Governing Law; Waiver of Jury Trial.

(i)             Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, NY, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(d) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii)           Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such party understands and has considered the implications of this waiver; (C) each such party makes this waiver voluntarily; and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12(b)(ii).

(d)            Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)            Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (iv) addressed to the party as set forth below (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).

If to Employee:	Jon Donnell
1800 Ben Franklin Drive #706
Sarasota, Florida 34236

With a copy to:	Greene, Hamrick Perrey Quinlan & Schermer, P.A.
601 12th Street West
Bradenton, Florida 34205
Attention: Robert Greene
Facsimile: 941-748-8708

If to the Company:	Avatar Holdings Inc.
201 Alhambra Circle, 12th Floor
Coral Gables, Florida 33134
Attention: Chairman of the Board and General Counsel
Facsimile: (305) 441-7876

with a copy to:	Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Attention: David A. Scherl, Esq.
Facsimile: (212) 735-8608

(f)            Survival. The Company and Executive hereby agree that the applicable provisions of this Agreement shall survive the expiration of the Term in accordance with their terms.

(g)            Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

(h)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Agreement as a fully binding original.

(i)            Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.

AVATAR HOLDINGS INC.

By: /s/ Joshua Nash
Name:	Joshua Nash
Title:	Chairman

/s/ Jon Donnell
JON DONNELL